UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
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KIRKLAND’S, INC.

(Name of Registrant as Specified In Its Charter)
NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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KIRKLAND’S, INC.
Robert E. Alderson
Chairman of the Board, President and
Chief Executive Officer
May 6, 2005
Dear Shareholder:
      It is my pleasure to invite you to attend our Annual Meeting of Shareholders. The meeting will be held on Monday, June 6, 2005 at 3:00 p.m. Central Daylight Time at The Crescent Club, Memphis, Tennessee. The Notice of Annual Meeting and Proxy Statement accompanying this letter describes the business to be conducted at the meeting.
      During the meeting, I will report to you on our operating results and other achievements during fiscal 2004 and on our outlook for fiscal 2005. We welcome this opportunity to have a dialogue with our shareholders and look forward to your comments and questions.
      If you plan to attend the meeting and you hold your shares in registered form and not through a bank, brokerage firm or other nominee, please mark the appropriate box on your proxy card. If you plan to attend and your shares are held by a bank, brokerage firm or other nominee, please send written notification to our Investor Relations Department, Kirkland’s, Inc., 805 North Parkway, Jackson, Tennessee 38305, and enclose evidence of your ownership (such as a letter from the bank, brokerage firm or other nominee confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend will be placed on an admission list held at the registration desk at the entrance to the meeting.
      It is important that your shares be represented at the meeting, regardless of the number you may hold. Whether or not you plan to attend, if you hold your shares in registered form, please sign, date and return your proxy card as soon as possible. If, on the other hand, you hold your shares through a bank, brokerage firm or other nominee, please sign, date and return to your bank, brokerage firm or other nominee the enclosed voting instruction form, or if you prefer, you can vote by telephone or through the Internet in accordance with instructions set forth in the enclosed voting instruction form.
      I look forward to seeing you on June 6.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 6, 2005
3:00 p.m. Central Daylight Time
The Crescent Club
6075 Poplar Avenue, Suite 909
Memphis, Tennessee
May 6, 2005
Dear Shareholder:
      You are invited to the Annual Meeting of Shareholders of Kirkland’s, Inc. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

•	Elect three directors, Robert E. Alderson, Carl Kirkland, and David M. Mussafer, each for a term of three years

•	Vote on any other business properly brought before the meeting
      Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card or voting instruction form whether or not you plan to attend the meeting; or if you prefer and if you hold your shares through a bank, brokerage firm or other nominee, please follow the instructions on the enclosed voting instruction form for voting by Internet or by telephone whether or not you plan to attend the meeting in person.

By order of the Board of Directors,

Lowell E. Pugh, II
Vice President,
General Counsel and Secretary

i

I. INFORMATION ABOUT VOTING
Solicitation of Proxies
      Our Board of Directors is soliciting proxies for use at our Annual Meeting and any adjournments of that meeting. We first mailed this proxy statement, the accompanying form of proxy and our Annual Report to Shareholders for our fiscal year ending January 29, 2005 (“fiscal 2004”) on or about May 6, 2005.
Agenda Items
      The agenda for the Annual Meeting is to:
      1. Elect three directors; and
      2. Conduct other business properly brought before the meeting.
Who Can Vote
      You can vote at the Annual Meeting if you are a holder of our common stock, no par value per share (“Common Stock”), on the record date. The record date is the close of business on April 8, 2005. You will have one vote for each share of Common Stock. As of April 8, 2005, there were 19,295,938 shares of Common Stock outstanding and entitled to vote.
How to Vote

For Shares Held Directly in the Name of the Shareholder
      If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of two ways:

•	In Person. If you choose to vote in person, you can come to the Annual Meeting and cast your vote in person; or

•	Voting By Mail. If you choose to vote by mail, complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted in favor of each of the proposals presented at the Annual Meeting.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee
      If you hold your shares through a bank, brokerage firm or other nominee, you may vote your shares in any one of three ways:

•	In Person. If you choose to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote at the Annual Meeting. You can then come to the Annual Meeting and cast your vote in person;

•	Voting By Mail. If you choose to vote by mail, complete and return to your bank, brokerage firm or other nominee the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•	Voting By Telephone or Internet. If you choose to vote by telephone or Internet, vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee.

Use of Proxies
      Unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the nominees for director. We do not now know of any other matters to come before the Annual Meeting. If they do, proxy holders will vote the proxies according to their best judgment.
Broker Non-Votes
      A broker non-vote occurs when banks or brokerage firms holding shares on behalf of a shareholder do not receive voting instructions from the shareholder by a specified date before the Annual Meeting and are not permitted to vote those undirected shares on specified matters under applicable stock exchange rules. We have been advised that since the only matter being voted upon at the Annual Meeting is the election of directors, which is not among the specified matters that banks and brokerage firms are prohibited from voting undirected shares, there will be no broker non-votes at the Annual Meeting.
Revoking a Proxy or Changing Your Vote

For Shares Held Directly in the Name of the Shareholder
      If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Submitting a later-dated proxy by mail;

•	Sending a written notice to the Secretary of Kirkland’s. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Annual Meeting to:

Kirkland’s, Inc. 805 N. Parkway Jackson, TN 38305 Attention: Lowell E. Pugh, II Vice President, General Counsel and Secretary
        ; or

•	Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered proxy.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee
      If you hold your shares through a bank, brokerage firm or other nominee, you may change your vote at any time by:

•	Submitting a later-dated voting instruction form by mail to your bank, brokerage firm or other nominee;

•	Submitting a later-dated telephone or Internet vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•	Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your voting instructions to your bank, brokerage firm or other nominee. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered voting instructions. In order, however, to vote your shares at the Annual Meeting, you must obtain a legal proxy, executed in your favor, from your bank, brokerage firm or other nominee to be able to vote at the Annual Meeting.

Quorum Requirement
      We need a quorum of shareholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the Annual Meeting either attend the Annual Meeting in person or are represented by proxy. Broker non-votes and votes withheld are counted as present for the purpose of establishing a quorum.
Vote Required for Action
      Directors are elected by a plurality vote of shares present in person or represented by proxy at the Annual Meeting. Other actions are approved if the votes cast in favor of the action exceed the votes cast opposing the action, unless the question is one upon which a larger or different vote is required by express provision of law or by our charter or bylaws. Shares represented by proxies which withhold authority to vote will not be counted in the election of directors in favor of any nominee. IN THE ABSENCE OF SPECIFIC DIRECTION, SHARES REPRESENTED BY A PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES.
II. THE PROPOSAL TO BE VOTED ON
Election of Directors
      We have three classes of directors, which are equal in size. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The term for Class III directors will expire at the 2008 Annual Meeting.
      The nominees for director this year are Robert E. Alderson, Carl Kirkland, and David M. Mussafer. Information about the nominees, the continuing directors and the Board of Directors is contained in the next section of this proxy statement entitled “Board of Directors.”
      The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.
      The Board of Directors recommends a vote FOR the election of Robert E. Alderson, Carl Kirkland, and David M. Mussafer.

III. BOARD OF DIRECTORS
Nominees for Director

Class III — Term Expiring in 2008
Robert E. Alderson
      Principal Occupation: President and Chief Executive Officer of Kirkland’s.
      Age: 58
      Director Since: 1986
      Mr. Alderson has been a Director of Kirkland’s since September 1986, President of Kirkland’s since November 1997 and Chief Executive Officer of Kirkland’s since March 2001. He served as Chief Operating Officer of Kirkland’s from November 1997 through March 2001 and as Senior Vice President of Kirkland’s since joining in 1986 through November 1997. He also served as Chief Administrative Officer of Kirkland’s from 1986 to 1997. Prior to joining Kirkland’s, Mr. Alderson was a senior partner at the law firm of Menzies, Rainey, Kizer & Alderson.
Carl Kirkland
      Principal Occupation: Chairman Emeritus of Kirkland’s, Inc.
      Age: 64
      Director Since: 1966
      Mr. Kirkland has served as a director of the Company since he co-founded Kirkland’s in 1966 and he served as Chief Executive Officer from 1966 through March 2001 and President from 1966 through November 1997. Mr. Kirkland also served as Chairman of the Board from June 1996 to November 2004, at which time he was elected as Chairman Emeritus. He has over 30 years of experience in the retail industry. Mr. Kirkland also serves on the board of directors of Hibbett Sporting Goods, Inc.
David M. Mussafer
      Principal Occupation: Managing Director of Advent International, a private equity investment firm.
      Age: 41
      Director Since: 1996
      Mr. Mussafer has been a Director of Kirkland’s since June 1996. Mr. Mussafer is currently a Managing Director of Advent International, one of our principal shareholders, and is responsible for Advent’s North American private equity operations. Mr. Mussafer joined Advent in 1991 and has been a principal of the firm since 1993. Prior to joining Advent, Mr. Mussafer worked in corporate lending at Chemical Bank from 1985 to 1988.
Directors Continuing in Office

Class II — Term Expiring in 2007
Reynolds C. Faulkner
      Principal Occupation: Executive Vice President and Chief Financial Officer of Kirkland’s.
      Age: 41
      Director Since: 1996
      Mr. Faulkner joined Kirkland’s as Senior Vice President and Chief Financial Officer in February 1998. He was promoted to Executive Vice President in February 2002. Prior to joining Kirkland’s, from July 1989 to January 1998, Mr. Faulkner was an investment banker in the corporate finance department of

The Robinson-Humphrey Company, LLC, most recently serving as a Managing Director and head of the retail practice group. In this capacity, Mr. Faulkner was involved in numerous public and private financings and mergers and acquisitions of companies in the retail industry.
Murray M. Spain
      Principal Occupation: President and co-founder of World Wide Basics, an importer of general merchandise.
      Age: 61
      Director Since: 2001
      In September 2000, Mr. Spain co-founded World Wide Basics, an importer of general merchandise, and has served as its President since inception. Prior to this, he was the co-founder of Dollar Express, Inc. and acted as its President and Chief Operating Officer from its inception in 1961 until May 2000, when Dollar Express merged with Dollar Tree Stores, Inc. At that time, Dollar Express was a chain of 126 retail stores in five states.
Ralph T. Parks
      Principal Occupation: President of RT Parks, Inc., a retailer of New Balance® footwear and apparel.
      Age: 59
      Director Since: 2004
      Mr. Parks retired in 1999 after a 34-year career in the retail industry, including eight years as Chief Executive Officer of Footaction, USA, an athletic footwear and apparel retailer. Since 2002, he has served as President of RT Parks, Inc., a retailer of New Balance® footwear and apparel. Mr. Parks also serves on the board of directors of Hibbett Sporting Goods, Inc.

Class I — Term Expiring in 2006
Steven J. Collins
      Principal Occupation: Principal of Advent International, a private equity investment firm.
      Age: 36
      Director Since: 2004
      Mr. Collins has been a director of Kirkland’s, Inc. since November 2004. Since 2000, he has been a Principal with Advent International, one of our principal shareholders. Mr. Collins was at Harvard Business School from 1998 to 2000, where he earned an MBA. Before earning his MBA, Mr. Collins served as Kirkland’s Chief Financial Officer from January 1997 to January 1998 and as its Treasurer from January 1998 to December 1998. Before joining Kirkland’s, Mr. Collins was an Associate at Advent International from 1995 to 1997.
R. Wilson Orr, III
      Principal Occupation: General Partner of SSM Partners, a private equity investment firm, and a principal of SSM Corporation, a shareholder of Kirkland’s.
      Age: 42
      Director Since: 1996
      Since 1993, Mr. Orr has been a general partner of SSM Partners, a private equity investment firm, and a principal of SSM Corporation, a shareholder of Kirkland’s. He joined SSM Corporation in 1988 as a Vice President. From 1984 to 1988, he worked in corporate lending at Chemical Bank.

John P. Oswald
      Principal Occupation: Partner of the Capital Trust Group, a private equity investment firm.
      Age: 45
      Director Since: 1996
      Since 1994, Mr. Oswald has been a partner of the Capital Trust Group, a private equity investment firm, which is a shareholder of Kirkland’s. Mr. Oswald is also a beneficial owner of Capital Trust Investments, Ltd., a shareholder of Kirkland’s. He is also President and Chief Executive Officer of Bridge East Capital, a private equity investment partnership, which is an affiliate of the Capital Trust Group. Prior to joining Capital Trust Group, he was a partner with the law firm of Lord, Day & Lord from 1986 to 1994 and an associate with Arthur Andersen LLP from 1984 to 1986.
IV. INFORMATION ABOUT THE BOARD OF DIRECTORS
Meetings
      During fiscal 2004, the Board of Directors held six regular and special meetings. Other than John P. Oswald, all incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which they served. While the Company encourages all members of the Board of Directors to attend annual meetings of the Company’s shareholders, there is no formal policy as to their attendance. All but one of the members of the Board of Directors attended the 2004 annual meeting of shareholders.
Independence
      Consistent with the new listing standards of The Nasdaq Stock Market (“Nasdaq”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. After review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that a majority of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards. The Company’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.
Shareholder Communications
      The Board of Directors provides a process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors of Kirkland’s, Inc., 805 N. Parkway, Jackson, TN 38305. The Company will forward all mail received at the Company’s corporate office that is addressed to the Board of Directors or any member of the Board. On a periodic basis, all such communications will be compiled by the Secretary of the Company and submitted to the Board of Directors or the specific Board member to whom the communications are addressed.
Committees
      The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.
Audit Committee
      The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee. A copy of this charter is available at www.kirklands.com by clicking on “Investor Relations” and then clicking on “Corporate Governance.” The principal duties of the Audit Committee, among other things, are to:

•	Review and reassess the adequacy of the Audit Committee and its charter not less than annually and recommend any proposed changes to the Board for consideration and approval

•	Review with management and the Company’s independent public accountants the Company’s audited financial statements and related footnotes, and the clarity of the disclosures in the financial statements

•	Meet periodically with management and the Company’s independent public accountants to review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures

•	Review and discuss quarterly reports from the Company’s independent public accountants regarding all critical accounting policies and practices to be used

•	Obtain from the Company’s independent public accountants their recommendation regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and the correction of controls deemed to be deficient

•	Pre-approve all auditing services and permitted non-audit services (including the fees for such services and terms thereof) to be performed for the Company by its independent public accountants

•	Adopt procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters

•	Review and approve any transactions between the Company and related parties
      Members: Mr. Orr (Chairman), Mr. Oswald, Mr. Parks, and Mr. Spain. All of the members of the Audit Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the Securities and Exchange Commission (the “SEC”).
      The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the SEC’s rules and regulations. However, the Board of Directors believes that each of the members of the Audit Committee has demonstrated that he is able to read and understand fundamental financial statements, including the Company’s balance sheets, statements of operations and statements of cash flow. As the Board of Directors believes that the current members of the Audit Committee are qualified to carry out all of the duties and responsibilities of the Company’s Audit Committee, the Board does not believe that it is necessary at this time to actively search for an outside person to serve on the Board of Directors who would qualify as an audit committee financial expert.
      Number of Meetings in fiscal 2004: 11
Compensation Committee
      The Board of Directors has adopted a written charter that outlines the duties of the Compensation Committee. A copy of this charter is available at www.kirklands.com by clicking on “Investor Relations” and then clicking on “Corporate Governance.” The principal duties of the Compensation Committee, among other things, are to:

•	Review and recommend to the Board the annual salary, bonus, stock options and other benefits, direct and indirect, of the Company’s executive officers, including the Chief Executive Officer

•	Review and recommend to the Board new executive compensation programs

•	Establish and periodically review policies for the administration of executive compensation programs

•	Review and recommend to the Board the terms of any employment agreement executed by the Company with an executive officer of the Company

•	Review and recommend to the Board the appropriate structure and amount of compensation for the Directors

•	Review and approve material changes in the Company’s employee benefit plans
      Members: Mr. Mussafer (Chairman), Mr. Spain and Mr. Orr. All of the members of the Compensation Committee are “independent” as defined by the applicable rules and regulations of Nasdaq.
      Number of Meetings in fiscal 2004: 3
Governance and Nominating Committee
      The Board of Directors approved the formation of the Governance and Nominating Committee in March 2004 and has adopted a written charter that outlines its duties. A copy of this charter is available at www.kirklands.com by clicking on “Investor Relations” and then clicking on “Corporate Governance.” The principal duties of the Governance and Nominating Committee, among other things, are to:

•	Review and make recommendations on the range of skills and expertise which should be represented on the Board, and the eligibility criteria for individual Board and committee membership

•	Identify and recommend potential candidates for election or re-election to the Board

•	Implement a policy and procedures with regard to the consideration of any director candidates recommended by security holders

•	Review and recommend to the Board the appropriate structure of Board committees, committee assignments and the position of chairman of each committee
      Members: John P. Oswald (Chairman), Mr. Mussafer, Mr. Orr and Mr. Spain. All of the members of the Governance and Nominating Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.
      The Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its shareholders. The Governance and Nominating Committee will consider nominees for election to the Board of Directors that are recommended by shareholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in compliance with the procedures outlined on page 21 under the heading “Shareholder Proposals for the 2006 Annual Meeting” and should not include self-nominations. The Governance and Nominating Committee applies the same criteria to nominees recommended by shareholders as discussed above.
      Number of Meetings in fiscal 2004: 2
Board of Directors Compensation

Retainer and Fees for Employee Directors
      Any director who is also one of our employees does not receive any additional compensation for his or her service as a director of Kirkland’s.

Retainer and Fees for Non-employee Directors
      Cash Compensation. Each director who is not also one of our employees is paid an annual retainer of $20,000, as well as $1,000 for each board meeting attended in person.

      Equity Compensation. Each non-employee director receives an annual grant of a fully-vested, non-qualified stock option to purchase 5,000 shares of Common Stock. The exercise price of each grant will be the fair market value of Common Stock and will be exercisable up to 10 years from the date granted. In connection with their election to the Board of Directors in November 2004, Messrs. Collins and Parks each received a grant of options to purchase 2,500 shares of Common Stock at an exercise price of $11.05 per share, which was the fair market value of the Common Stock on the grant date.
      Board Committees. Each non-employee director who is a member of our Audit Committee is paid an annual retainer of $2,000 and the Chairman of the Audit Committee is paid an additional annual retainer of $2,500. Each non-employee director who is a member of our Compensation Committee is paid an annual retainer of $1,000 and the Chairman of the Compensation Committee is paid an additional annual retainer of $1,000. Each non-employee director who is a member of the Governance and Nominating Committee is paid an annual retainer of $500 and the Chairman of the Governance and Nominating Committee is paid an additional retainer of $500. Each non-employee director who is a member of the Audit Committee and the Compensation Committee also receives an additional $500 for each committee meeting attended in person.

V. SECURITY OWNERSHIP OF KIRKLAND’S
Ownership of Management and Certain Beneficial Owners
      The following table shows, as of April 8, 2005, the number of shares of Common Stock beneficially owned by:

•	each beneficial owner of more than five percent of our outstanding Common Stock;

•	each of our directors;

•	our President and Chief Executive Officer;

•	each of our other current and former executive officers listed in the Summary Compensation Table on page 13 below; and

•	all of our current directors and executive officers as a group.

	Shares Beneficially
	Owned

Name	Number	Percent

Advent International Group (1)	6,306,407	32.7%
75 State Street
Boston, MA 02109
Robert E. Alderson (2)	748,316	3.9%
Dwayne F. Cochran	—	*
Steven J. Collins (3)	15,146	*
Reynolds C. Faulkner (4)	205,129	1.1%
Carl Kirkland (5)	1,421,055	7.4%
David M. Mussafer (6)	6,321,407	32.7%
c/o Advent International Group
75 State Street
Boston, MA 02109
R. Wilson Orr, III (7)	25,614	*
John P. Oswald (8)	247,296	1.3%
Ralph T. Parks (9)	2,500	*
Murray M. Spain (10)	20,000	*
Robert Walker (11)	1,414,826	7.3%
c/o Kirkland’s, Inc.
805 N. Parkway
Jackson, TN 38305
C. Edmond Wise, Jr.	32,302	*
All executive officers and directors as a group (10 persons) (12)	9,006,463	46%

*	Less than one percent of class

(1)	Includes 4,637,770 shares of Common Stock held by Global Private Equity Group II Limited Partnership, 1,509,589 shares of Common Stock held by Advent Direct Investment Program Limited Partnership and 159,048 shares of Common Stock held by Advent Partners Limited Partnership (collectively, the “Advent Funds”). David M. Mussafer, one of our directors, is an affiliate of each of these partnerships.

(2)	Includes an option to purchase 137,457 shares of Common Stock held by Mr. Alderson.

(3)	Includes options to purchase 2,500 shares of Common Stock held by Mr. Collins.

(4)	Includes 133,026 shares of Common Stock held jointly with Mr. Faulkner’s wife and options to purchase 66,647 shares of Common Stock.

(5)	Includes 110,186 shares of Common Stock held in trusts in which Mr. Kirkland is the trustee. Mr. Kirkland disclaims beneficial ownership of these shares.

(6)	Includes options to purchase 15,000 shares of Common Stock held by Mr. Mussafer. In its capacity as the manager of funds affiliated with Advent International Group, Advent International Corporation exercises sole voting and investment power with respect to the 6,306,407 shares of Common Stock beneficially owned by the Advent Funds and, accordingly, Advent International Group may be deemed to beneficially own such shares. As a result, Mr. Mussafer, one of our directors and a Managing Director of Advent International Corporation, may be deemed to beneficially own these shares. Mr. Mussafer disclaims beneficial ownership of all shares held by the Advent Funds other than the 8,137 shares that are indirectly beneficially owned by Mr. Mussafer.

(7)	Includes options to purchase 15,000 shares of Common Stock held by Mr. Orr. Mr. Orr may be deemed to beneficially own 883 shares of Common Stock held by SSM Corporation. Mr. Orr, one of our directors, is a principal of SSM Corporation.

(8)	Includes options to purchase 15,000 shares of Common Stock held by Mr. Oswald. Mr. Oswald may be deemed to beneficially own 37,390 shares of Common Stock held by Capital Trust Investments, Ltd. and 194,906 shares of Common Stock held by Capital Trust, S.A. Mr. Oswald, one of our directors, is a partner of CT Capital International which is an affiliate of Capital Trust Investments, Ltd. and Capital Trust, S.A.

(9)	Includes options to purchase 2,500 shares of Common Stock held by Mr. Parks.

(10)	Includes options to purchase 15,000 shares of Common Stock held by Mr. Spain.

(11)	Robert Walker is the trustee of the three grantor retained annuity trusts for the benefit of Carl Kirkland’s family members, and as a result, Mr. Walker may be deemed to beneficially own the shares held by the trusts. Mr. Walker disclaims beneficial ownership of these shares.

(12)	Includes options to purchase 269,104 shares of Common Stock.

Shareholder Return Performance Presentation
      The graph that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended (“Exchange Act”), notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we incorporate such graph by specific reference. The following Shareholder Return Performance Graph compares the cumulative return on our Common Stock for the period from July 11, 2002 (the date our Common Stock commenced trading on the Nasdaq National Market) to January 29, 2005 (the date our 2004 fiscal year ended), with The Nasdaq Stock Market (U.S.) Index and The Nasdaq Retail Trade Index. The comparison assumes $100 was invested on July 11, 2002 in our Common Stock and in each of the Indices and assumes reinvestment of dividends.
COMPARISON OF 30 MONTH CUMULATIVE TOTAL RETURN
AMONG KIRKLAND, INC. THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ RETAIL TRADE INDEX

VI. EXECUTIVE COMPENSATION
      The following tables show all compensation earned by our President and Chief Executive Officer and each of our four other most highly compensated executive officers for each of the last three fiscal years.
Summary Compensation Table

					Long-term
					Compensation

	Annual Compensation				Awards

				Other Annual	Securities	All Other
	Fiscal	Salary	Bonus	Compensation	Underlying	Compensation
Name and Principal Position	Year	($)	($)	($)	Options (#)	($)

Robert E. Alderson	2004	322,200	150,000	—	—	8,898	(1)
President, Chief Executive	2003	316,575	127,575	—	—	4,330
Officer, and Chairman of the	2002	298,867	300,000	—	—	878,669
Board
Carl Kirkland	2004	164,700	—	—	—	4,503	(2)
Chairman Emeritus	2003	161,887	63,788	—	—	4,420
	2002	153,033	150,000	—	—	3,857,618
Reynolds C. Faulkner	2004	269,700	164,727	—	—	6,834	(3)
Executive Vice President and	2003	265,012	100,905	—	20,000	6,751
Chief Financial Officer	2002	253,867	250,000	—	—	7,371
Dwayne F. Cochran (4)	2004	69,231	73,460	—	100,000	52,170	(5)
Executive Vice President of
Store Operations
C. Edmond Wise, Jr. (6)	2004	152,331	—	—	—	2,583	(7)
Former Senior Vice President	2003	207,285	27,675	—	10,000	2,500
of Store Operations	2002	197,200	95,000	—	—	3,120

(1)	Includes (i) $2,583 for employer matching contributions under the Kirkland’s, Inc. Retirement Plan (“401(k) Plan”); and (ii) $6,315 for life insurance premiums.

(2)	Includes (i) $2,583 for employer matching contributions under the 401(k) Plan; and (ii) $1,920 for life insurance premiums.

(3)	Includes (i) $2,583 for employer matching contributions under the 401(k) Plan; and (ii) $4,251 for life insurance premiums.

(4)	Mr. Cochran joined the Company as our Executive Vice President of Store Operations in October 2004.

(5)	Consists entirely of expenses associated with Mr. Cochran’s relocation.

(6)	Mr. Wise’s employment with the Company terminated in October 2004.

(7)	Consists of $2,583 in employer matching contributions under the 401(k) Plan.

Option Grants in Fiscal 2004
      The following table sets forth certain information regarding options for the purchase of Common Stock that were awarded and issued to the officers named in the Summary Compensation Table during fiscal 2004.

Potential Realizable
Value at Assumed
		Percent of			Annual Rates of
	Number of	Total			Stock Price
	Shares	Options			Appreciation for
	Underlying	Granted to	Exercise or		Option Term
	Options	Employees in	Base Price	Expiration
Name	Granted (#)	Fiscal 2004	($/Sh)	Date	5% ($)	10% ($)

Robert E. Alderson	—	—	—	—	—	—
Carl Kirkland	—	—	—	—	—	—
Reynolds C. Faulkner	—	—	—	—	—	—
Dwayne F. Cochran	100,000	83.3%	$8.84	11/1/2014	555,943	1,408,868
C. Edmond Wise, Jr.	—	—	—	—	—	—
Aggregated Option Exercises in Fiscal 2004 and Year-End Option Values
      Shown below is information with respect to options to purchase Common Stock exercised in fiscal 2004 by the officers named in the Summary Compensation Table and the value of the unexercised options held by them at January 29, 2005.

Value of Unexercised
			Number of Securities	in the Money
	Shares		Underlying Unexercised	Options at
	Acquired on	Value	Options at January 29, 2005	January 29, 2005
	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
Name	(#)	($)	(#)	($)

Robert E. Alderson	—	—	137,457/—	1,235,738/—
Carl Kirkland	—	—	—/—	—/—
Reynolds C. Faulkner	—	—	64,981/10,002	494,297/—
Dwayne F. Cochran	—	—	—/100,000	—/144,000
C. Edmond Wise, Jr.	10,085	$87,273	—/—	—/—
Report of the Compensation Committee on Executive Compensation
      The Report of the Compensation Committee on Executive Compensation that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference except to the extent we incorporate such Report by specific reference.
      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:
  General
      The Compensation Committee develops and implements compensation policies, plans and programs for Kirkland’s. The Compensation Committee of the Board of Directors currently consists of David M. Mussafer (Chairman), Murray M. Spain and R. Wilson Orr, III.
      The Company’s compensation package for its President and Chief Executive Officer and the other executive officers consists of base salary and variable incentive compensation, consisting of two parts: a cash bonus and stock options.

  Base Salary
      The Board has established an annual salary plan and policy for the Company’s executive officers based in part on industry and peer group data. The base salary component of executive compensation includes compensation for discharging job responsibilities and reflects the executive officer’s performance over time. Individual salary adjustments take into account Kirkland’s salary increase guidelines for the fiscal year and individual performance contributions for the fiscal year, as well as sustained performance contributions over a number of years and significant changes in job responsibilities, if any.
      There was no increase in the base salary of the President and Chief Executive Officer for fiscal 2004, while the Company’s other executive officers received base salary increases ranging from zero to two percent.
  Bonus
      The annual bonus component for executive officers, including Kirkland’s President and Chief Executive Officer, is subject to the discretion of the Compensation Committee. In exercising that discretion, the Compensation Committee has established officer-specific bonus criteria based upon the following three components: 50% of the bonus is determined based upon Kirkland’s financial performance, 40% is based upon individual business goals and 10% is at the discretion of the Compensation Committee. In addition, each executive officer is eligible to receive an additional bonus payment in the event that certain financial performance targets are exceeded.
      The Compensation Committee’s policy is to set the specific target criteria for bonus awards on or before April 30 of each calendar year. Final bonus payments are determined and paid no later than April 15 of the following calendar year. In April 2005, the Committee determined that certain executive officers had achieved their personal performance goals for fiscal 2004 so as to entitle them to a portion of their total bonus potential under their respective employment agreements. Based on the Committee’s review, the Compensation Committee approved a fiscal 2004 bonus for the President and Chief Executive Officer in the amount of $150,000. The Committee also approved a fiscal 2004 bonus for one other executive officer.
  Stock Options, Restricted Stock and Stock Appreciation Rights
      The Compensation Committee established guidelines for management to use for recommending grants of stock options, restricted stock and stock appreciation rights under Kirkland’s 2002 Equity Incentive Plan. These guidelines include the following criteria for annual grants: (1) in recognition of increased job responsibilities in connection with a promotion, (2) in recognition for outstanding individual performance significantly exceeding expected levels and (3) new grants to newly hired senior employees. However, it is the Compensation Committee’s belief that annual grants should not become simply an across the board issuance done on an annual basis without meeting one of the three criteria listed above. In fiscal 2004, no option grants were made to the President and Chief Executive Officer or any other executive officers other than Dwayne F. Cochran, who received an option grant in connection with his October 2004 hiring as the Company’s Executive Vice President of Store Operations.
The Compensation Committee
David M. Mussafer
Murray M. Spain
R. Wilson Orr, III
Compensation Committee Interlocks and Insider Participation
      None of the members of the Compensation Committee has ever served as an officer or employee of Kirkland’s.

Employment Agreements

Robert E. Alderson
      We have entered into an Employment Agreement with Mr. Alderson that expires in June 2006, subject to automatic successive one-year extensions if not terminated. The terms of that agreement are summarized below.
      Mr. Alderson’s base salary is required to be reviewed annually by the Compensation Committee and may be increased from time to time (but not less than 5% per year) in the committee’s discretion. Mr. Alderson is eligible to receive an annual bonus of up to 100% of his base salary. The actual amount of the annual bonus will determined by the Compensation Committee based on the achievement of personal and/or corporate performance goals specified each year by the committee.
      Mr. Alderson is also entitled to a monthly automobile allowance and supplemental life insurance that would pay a benefit of $500,000 upon his death.
      If Mr. Alderson is terminated by the Company without cause or resigns his employment for specified reasons, he would be entitled to monthly severance payments equal to 1/12th his annual salary for 24 months, as well as continued health benefits for 24 months.
      Mr. Alderson is subject to non-competition and non-solicitation covenants during his employment by us and for a period of three years following any cessation of that employment.

Carl Kirkland
      We have entered into an Employment Agreement with Mr. Kirkland that expires in June 2006, subject to automatic successive one-year extensions if not terminated. The terms of that agreement are summarized below.
      Mr. Kirkland’s base salary is required to be reviewed annually by the Compensation Committee and may be increased from time to time (but not less than 5% per year) in the committee’s discretion. Mr. Kirkland is eligible to receive an annual bonus of up to 100% of his base salary. The actual amount of the annual bonus will determined by the Compensation Committee based on the achievement of personal and/or corporate performance goals specified each year by the committee.
      Mr. Kirkland is also entitled to a monthly automobile allowance and supplemental life insurance that would pay a benefit of $500,000 upon his death.
      If Mr. Kirkland is terminated by the Company without cause or resigns his employment for specified reasons, he would be entitled to monthly severance payments equal to 1/12th his annual salary for 24 months, as well as continued health benefits and use of his office space until the earlier of attainment of age 72 or death.
      Mr. Kirkland is subject to non-competition and non-solicitation covenants during his employment by us and for a period of three years following any cessation of that employment.

Reynolds C. Faulkner
      We have entered into an Employment Agreement with Mr. Faulkner that expires in June 2006, subject to automatic successive one-year extensions if not terminated. The terms of that agreement are summarized below.
      Mr. Faulkner’s base salary is required to be reviewed annually by the Compensation Committee and may be increased from time to time (but not less than 5% per year) in the committee’s discretion. Mr. Faulkner is eligible to receive an annual bonus of up to 100% of his base salary. The actual amount of the annual bonus will determined by the Compensation Committee based on the achievement of personal and/or corporate performance goals specified each year by the committee. In addition, Mr. Faulkner will receive a bonus of up to $45,000 in June 2005, contingent upon his continued employment with us. The Compensation Committee will determine the bonus amount.
      Mr. Faulkner is also entitled to a monthly automobile allowance and supplemental life insurance that would pay a benefit of $500,000 upon his death.
      If Mr. Faulkner is terminated by the Company without cause and/or resigns his employment for specified reasons, he would be entitled to receive a lump sum severance payment equal to the discounted present value of 18 months’ salary, or, at the discretion of the Board of Directors, the payment of monthly severance payments equal to 1/12th of his annual salary for 18 months, as well as continued health benefits for 18 months.
      Mr. Faulkner is subject to non-competition and non-solicitation covenants during his employment by us and for a period of three years following any cessation of that employment.

Dwayne F. Cochran
      We have entered into an Employment Agreement with Mr. Cochran in October 2004. The terms of that agreement are summarized below.
      Mr. Cochran’s initial base salary is $300,000 and is required to be reviewed annually by the Compensation Committee and may be increased from time to time in the committee’s discretion. Mr. Cochran is eligible to receive an annual bonus, the amount of which will determined by the Compensation Committee.
      Mr. Cochran received an initial signing bonus of $73,460, which must be repaid on a prorated basis if Mr. Cochran’s employment terminates prior to the first anniversary of his employment with us. If Mr. Cochran remains employed and in good standing, on the first anniversary of his employment he will receive an additional signing bonus of approximately $35,000. In connection with the commencement of his employment, Mr. Cochran received an incentive stock option to purchase 100,000 shares of Company stock. The options will vest over a three-year period and have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Mr. Cochran is also entitled to receive an additional incentive stock option for no fewer than 25,000 shares of common stock in 2006.
      Mr. Cochran is entitled to a monthly automobile allowance or use of a company car, supplemental life insurance commensurate with that provided to other senior executives and relocation expenses.
      If Mr. Cochran is terminated by the Company without cause or resigns his employment for specified reasons, he would be entitled to 12 months of severance benefits consisting of the continuation of his health insurance benefits and regular cash installments in an annual amount equal to his average annual cash compensation for the prior three years. The Company may extend these benefits for an additional 12 months. If Mr. Cochran resigns not for specified reasons, the Company has the option to pay Mr. Cochran severance payments and continued health benefits for up to 24 months after his employment terminates.
      Mr. Cochran is subject to non-competition and non-solicitation covenants during his employment by us and during any period we make severance payments to him.
     C. Edmond Wise, Jr.
      In December 2000, we entered into an employment agreement with Mr. Wise. Under the terms of the agreement, Mr. Wise served as our Senior Vice President of Store Operations. In October 2004 we entered into a Separation Agreement with Mr. Wise and his employment with us terminated. Under the terms of that agreement and the Employment Agreement, Mr. Wise is subject to a non-competition provision prohibiting him from competing against us during the two-year period after termination and is entitled to receive salary (at an annual salary rate of $209,100 per year) and health insurance continuation for a period of nine months after termination. However, if Mr. Wise becomes employed by another company consistent with the terms of the non-competition provision, then all post-employment salary and benefit continuation will cease.
VII. RELATED PARTY TRANSACTIONS
Indebtedness of Management
      In May 2002, we loaned $217,000 to Reynolds C. Faulkner, our Executive Vice President and Chief Financial Officer. The note bears interest at the rate of 4.75% per year which is payable over the term of the note. The note matures in May 2005 and is due and payable in full at that time. The loan is collateralized by marketable securities having a value of no less than the original principal amount of the loan together with 125,526 shares of Common Stock owned by Mr. Faulkner. The security agreement between Mr. Faulkner and us requires Mr. Faulkner to supply additional collateral at any time the value of existing collateral falls below 125% of the then principal amount of the loan. In addition, in accordance with the requirements of the note, in April 2003 we advanced an additional $381,401 of principal to Mr. Faulkner subject to the same interest rate and principal repayment terms as the original principal amount. Our Board of Directors and our Audit Committee approved the loan. On April 29, 2005, the loan was repaid in full.
Charter of Airplanes
      We rent aircraft for business travel from a company owned by Carl Kirkland, Chairman Emeritus of our Board of Directors. We spent approximately $15,000 for the rental of aircraft from this company in fiscal 2004. Management considers the terms of these aircraft rentals to be at arms length and reasonably equivalent to terms we could have obtained through negotiations with an unaffiliated third party.
Real Estate Lease
      In March 2004, Kirkland’s Stores, Inc. entered into a lease for 11,700 square feet of retail real estate located in the Columns development in Jackson, Tennessee. The property is owned by Westside Venture, a joint venture in which Carl Kirkland, Chairman Emeritus, and Robert Alderson, our Chief Executive Officer and Chairman of our Board of Directors, hold minority equity positions. The term of the lease commenced in May 2004 and continues for an initial period of 5 years, with two 5-year renewal options. The lease provides for minimum rental payments of $12,000 per month. The lease also provides for the payment of customary additional charges, including taxes and insurance. In fiscal 2004, the Company paid total rent and ancillary charges under the lease of approximately $116,000. This lease has been reviewed and approved by our Board and Audit Committee. Management considers the terms of this lease to be at arms length and reasonably equivalent to terms we could have obtained through negotiations with an unaffiliated third party.

VIII. OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”), to file initial reports of ownership and reports of change of ownership with the SEC. Reporting Persons are additionally required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of copies of reports furnished to us during fiscal 2004, all Reporting Persons were in compliance except that (a) one report on Form 4 reporting three transactions was untimely filed by Chris LaFont, (b) one report on Form 4 reporting an exercise of stock options was untimely filed by C. Edmond Wise, Jr., (c) one report on Form 4 reporting one stock option grant was untimely filed by each of Murray M. Spain, R. Wilson Orr, John P. Oswald, and David M. Mussafer, and (d) one report on Form 3 was untimely filed by each of three grantor retained annuity trusts for the benefit of Carl Kirkland’s family members.
AUDIT COMMITTEE REPORT
      The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we incorporate such Report by specific reference.
      The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with PricewaterhouseCoopers LLP, our independent public accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61; and

•	Received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, and has discussed its independence with PricewaterhouseCoopers LLP.
      In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 29, 2005.
The Audit Committee
R. Wilson Orr, III, Chairman
John P. Oswald
Ralph T. Parks
Murray M. Spain
Auditors
      The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to be our independent public accountants for our fiscal year ending January 28, 2006. A representative of PwC is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Audit Fees
      The aggregate fees billed for services rendered by our independent public accountants, PwC, during fiscal 2004 and fiscal 2003, were as follows:

	Fiscal 2004	Fiscal 2003

Audit Fees (1):	$616,387	$193,032
Audit-Related Fees (2):	$4,104	$67,825
Tax Fees (3):	$122,100	$114,537
All Other Fees (4):	$1,500	—

TOTAL	$744,091	$375,394

(1)	Audit Fees consist of fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, and the audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Audit Fees also include fees billed for professional services rendered for consultation on SEC registration statements and filings and the issuance of consents.

(2)	Audit-Related Fees consist of fees billed for professional services rendered for audit-related services including consultation on financial accounting and reporting related matters.

(3)	Tax Fees consists of fees billed for professional services relating to tax compliance and other tax advice.

(4)	All Other Fees consist of fees billed for all other services.
Pre-Approval Policy
      The Audit Committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

General
      Under the terms of its pre-approval policy, the Audit Committee is required to pre-approve audit and non-audit services to be performed by the Company’s independent public accountants in order to assure that the provision of such services does not impair the independent public accountants’ independence. Unless a type of service to be provided by the independent public accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels requires specific pre-approval by the Audit Committee.
      The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson and may in the future delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Services
      The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant general pre-approval for other audit services, which are those services that only the independent public accountants reasonably can provide.

Audit-Related Services
      Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent public accountants. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor.

Tax Services
      The Audit Committee believes that the independent public accountants can provide tax services to the Company, such as tax compliance, tax planning and tax advice without impairing the independence of such independent public accountants. However, the Audit Committee will not permit the retention of the independent public accountants in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

All Other Services
      Any services to be performed by the independent public accountants not classified in any of the aforementioned categories must be specifically pre-approved by the Audit Committee.

Pre-Approval Fee Levels
      Pre-approval fee levels for all services to be provided by the independent public accountants are established annually by the Audit Committee. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.
Shareholder Proposals for the 2006 Annual Meeting
      Shareholders may nominate director candidates and make proposals to be considered at the 2006 Annual Meeting. In accordance with our bylaws, any shareholder nominations of one or more candidates for election as directors at the 2006 Annual Meeting or any other proposal for consideration at the 2006 Annual Meeting must be received by us at the address set forth below, together with certain information specified in our bylaws, between February 6, 2006 and March 7, 2006.
      In addition to being able to present proposals for consideration at the 2005 Annual Meeting, shareholders may also be able to have their proposals included in our proxy statement and form of proxy for the 2006 Annual Meeting. In order to have a shareholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than January 6, 2006, and the shareholder must otherwise comply with applicable SEC requirements and our bylaws. If the shareholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the shareholder need not comply with the notice requirements described in the preceding paragraph.
      The form of proxy issued with our 2006 proxy statement will confer discretionary authority to vote for or against any proposal made by a shareholder at our 2006 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority may not be exercised if the shareholder proponent has given to our Secretary notice of such proposal between February 6, 2006 and March 7, 2006 and certain other conditions provided for in the SEC’s rules have been satisfied.
      A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Kirkland’s, and all notices and nominations referred to above must be sent to the Secretary of Kirkland’s, at the following address: Kirkland’s, Inc., 805 N. Parkway, Jackson, TN 38305, Attention: Lowell E. Pugh, II, Vice President, General Counsel and Secretary.

Expenses Relating to this Proxy Solicitation
      We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our stock and obtaining the proxies of those owners. We have retained Corporate Communications, Inc. to assist in the solicitation of proxies.

Lowell E. Pugh, II
Vice President,
General Counsel and Secretary

KIRKLAND’S, INC.
Proxy Solicited On Behalf Of The Board Of Directors
     The undersigned, revoking all previous proxies, hereby appoints Robert E. Alderson and Reynolds C. Faulkner and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Shareholders of Kirkland’s, Inc. to be held on June 6, 2005, and at any adjournment or postponement thereof.

1.	Election of Directors:

☐	FOR the nominees below	☐	WITHHOLD AUTHORITY to vote for the nominees listed below
    Nominees: For a three-year term expiring at the 2008 Annual Meeting: Robert E. Alderson, Carl Kirkland, and David M. Mussafer
    (Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) on the line below.)

Please date and sign our Proxy on the reverse side and return it promptly.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Signature of Shareholder

Signature of Shareholder

Date:

NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.